Exhibit 99.1
                              News Release
                       Contact: Albert Beaupre  (513) 841-7241


                Milacron Completes Purchase of Uniloy
          Plastics Machinery Division from Johnson Controls
                         __________________

   Acquisition is Strategic, Synergistic and Additive to Earnings


CINCINNATI, OH, October 1, 1998, Cincinnati Milacron Inc. (NYSE: CMZ) announced it had completed the acquisition of the Uniloy plastics machinery business from Johnson Controls (NYSE: JCI) for approximately $190 million subject to post-closing adjustments. The transaction, which is an asset purchase, will be financed through cash on hand and debt.

"With the addition of Uniloy, we are clearly the world's broadest-line supplier of machines, tooling and components to process plastic," said Daniel J. Meyer, Milacron chairman, president and chief executive officer. "The acquisition is strategic and profitable, with excellent potential synergies," he said. "In fact, we expect Uniloy to help boost our plastics technology group's sales over the $1-billion mark in 1999, while adding about five cents to earnings per share in its first full year."

With 1997 sales of about $190 million, Uniloy is the largest North American maker of blow molding systems, which are used to produce beverage containers, industrial components, household wares, furniture and appliances. The unit has sizeable aftermarket parts and services businesses as well. Employing 800 people worldwide, with major manufacturing facilities in Manchester, Michigan; Milan and Florence, Italy; and Berlin, Germany, the division will operate as a stand-alone business under the name "Uniloy Milacron."

Cincinnati Milacron, which is in the process of selling its machine tool business and changing its name to Milacron Inc., is a world leader in plastics-processing technologies and industrial consumable products for metalworking. With estimated 1998 sales from continuing operations approaching $1.6 billion, the company has major manufacturing facilities in North America and Europe and 11,500 employees worldwide. Milacron's plastics technologies include injection molding machines, blow molding equipment, extrusion systems and wear items, mold bases, mold-making equipment and mold components and after-market parts and services. Industrial products include carbide metalcutting inserts, insert holders, carbide and high-speed steel round tools, metalworking fluids, chemical and tool management services, precision grinding wheels, carbide wear parts and industrial magnets.

The above forward-looking statements by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in Item 2 of Cincinnati Milacron's most recent Form 10-Q on file with the Securities and Exchange Commission.
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